Exhibit 99

Accenture Names Joel Unruch General Counsel, Secretary and Chief Compliance Officer, Succeeding Chad Jerdee

NEW YORK; June 3, 2019 – Accenture (NYSE: ACN) has appointed Joel Unruch as general counsel, secretary and chief compliance officer. He succeeds Chad Jerdee, who is taking on a newly created role to lead Accenture’s global strategy and programs focused on responsible business, corporate sustainability and citizenship. These changes are effective September 1, 2019.

Unruch is currently senior managing director — deputy general counsel and corporate secretary, with responsibility for Accenture’s corporate governance activities, working closely with its board of directors. He also leads the Legal organization’s activities related to global acquisitions, dispositions and strategic minority investments, as well as its ecosystem and alliances practice. Prior to joining Accenture in May 2011, Unruch was corporate counsel at Amazon.com and previously an associate at Cravath, Swaine & Moore LLP. In his new role, Unruch will have responsibility for leading the company’s Legal organization; serving as principal counsel to senior leadership and the board of directors; and managing the company’s legal, compliance and ethics programs. He will join Accenture’s Global Management Committee.

“Joel brings to the role of general counsel, secretary and chief compliance officer a proven track record of leadership across our legal function, as well as broad business and legal experience,” said David Rowland, interim chief executive officer. “He has served as a trusted advisor to our board and key leaders across different parts of our business and will be a great addition to our senior leadership team.

“At the same time, I am delighted that Chad is stepping into this new role to drive even greater leadership for Accenture around responsible business — a commitment that has always been fundamental to how we operate and is increasingly important given the pace of technology innovation. Chad’s 22 years with Accenture position him well for this new role, and with his dedicated leadership, we will bring together our many powerful initiatives to help Accenture and our clients drive long-term sustainable growth — helping achieve our vision of innovating to improve the way the world works and lives.”

Jerdee has served as Accenture’s general counsel and chief compliance officer since 2015, with a focus on enabling Accenture to operate around the globe while adhering to the highest ethical standards.

About Accenture

Accenture is a leading global professional services company, providing a broad range of services and solutions in strategy, consulting, digital, technology and operations. Combining unmatched experience and specialized skills across more than 40 industries and all business functions — underpinned by the world’s largest delivery network — Accenture works at the intersection of business and technology to help clients improve their performance and create sustainable value for their stakeholders. With 477,000 people serving clients in more than 120 countries, Accenture drives innovation to improve the way the world works and lives. Visit us at www.accenture.com.

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Contact:

Stacey Jones

Accenture
+1 917 452 6561
stacey.jones@accenture.com